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                                                                    Exhibit 99.2

                              Mac-Gray Corporation
                                22 Water Street
                              Cambridge, MA 02141
                                  (NYSE: TUC)


AT THE COMPANY                  AT THE FINANCIAL RELATIONS BOARD
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Jack Olbrych                    For General Info: Jerry Meyer (212) 661-8030
Chief Financial Officer         For Analyst Info: Beth Lewis (617) 342-7003
617-492-4040 ext. 369           For Media Info: Claudine Cornelis (212) 661-8030



FOR IMMEDIATE RELEASE
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March 17, 1998


MAC-GRAY CORPORATION ANNOUNCES EFFECT OF SEC SAB 98 ON EARNINGS PER SHARE
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Cambridge and Walpole, MA, March 17, 1998 - Mac-Gray Corporation (NYSE: TUC), a
leading provider of card and coin-operated laundry equipment service to the multi-housing industry, announced an adjustment to earnings per share as a result of the recent issuance by the Securities and Exchange Commission of Staff Accounting Bulletin No. 98 ("SAB 98").

After giving effect to SAB 98, Mac-Gray's pro forma adjusted diluted earnings per share for the quarter ended December 31, 1997 increased from $0.20 to $0.21, and its pro forma adjusted diluted earnings per share for the quarter ended December 31, 1996 increased from $0.16 to $0.17. For the year ended December 31, 1997, pro forma adjusted diluted earnings per share increased from $0.63 to $0.64, and pro forma adjusted diluted earnings per share for the previous year increased from $0.55 to $0.56. Pro Forma adjusted net income reflects the treatment of Mac-Gray as a "C" corporation for federal income tax purposes. Mac-Gray has utilized a 40 percent tax rate for purposes of this calculation.

Mac-Gray also announced basic and diluted earnings per share for the year ended December 31, 1997 of $0.37 and $0.36 compared to 1996 basic and diluted earnings per share of $0.87.